ASSIGNMENT OF RIGHTS BY DEXION INTERNATIONAL LIMITED TO BIOTEX CORPORATION UNDER PURCHASE, LICENSE AND MARKETING AGREEMENT WITH TELYTON LIMITED

This ASSIGNMENT OF RIGHTS BY DEXION INTERNATIONAL LIMITED TO BIOTEX CORPORATION UNDER PURCHASE, LICENSE AND MARKETING AGREEMENT WITH TELYTON LIMITED (the "Agreement") is made as of the 29th day of December, 2005, by and between Dexion International Limited (hereinafter referred to as "DEXION"), a private company organized and in good standing pursuant to the laws of Mauritius that has its offices at 4th Discovery Floor House, St. Jean Road Qautre Barnes, Mauritius, and Dexion's parent, subsidiary and affiliated companies, partnerships or joint ventures at any level, agents, assigns, employees and representatives who shall agree to abide by and are bound by this Agreement; and BioTex Corp. (hereinafter referred to as "BIOTEX"), subsidiary of Biotex Holdings, Inc., a publicly reporting company in good standing pursuant to the laws of Florida, United States of America and BIOTEX's parent, subsidiary and affiliated companies, partnerships or joint ventures at any level, agents, assigns, employees and representatives who shall agree to abide by and are bound by this Agreement.

RECITALS

WHEREAS DEXION has made Agreement with TELYTON Limited (hereinafter referred to as "TELYTON") for an assignment of the Hypercritical Separation Technology (hereinafter referred to as the "HST") for the separation and extraction of basic elements and molecular components from various organic and inorganic feedstocks in a manner whereby the HST represents an advance of the state of the art of present technologies, for an assignment of related intellectual property rights, and for a purchase of an HST machine that are the subject matter of this Agreement;

WHEREAS TELYTON has agreed to assign to DEXION TELYTON's patent application number 05425221.8 for the HST that was filed with the European Patent Office ("EPO") on April 15, 2005;

WHEREAS DEXION, pursuant to agreement with TELYTON, will be the owner of a multitask machine manufactured in Italy and embodying HST (hereinafter referred to as "MT Machine" and defined in Article 1 below);

WHEREAS TELYTON has agreed to provide assistance and cooperation in the research and development for the improvement of the HST and in the manufacture, fabrication, assembly, operation, maintenance, repair, processing materials on, and use of, HST machines;

the EPO on April 15, 2005 as Patent Pending Number 05425221.8, patents, patents pending, trademarks, service marks, trade names, copyrights, trade secrets, software, embedded code(s) and other associated information technologies, common law rights and know-how, manufacturing and operating processes; and all right, title, and interest in the intellectual property of any earlier generation of HST or related technology that is incorporated into the HST, and any future model or generation or separation or extraction machine or process having the same functionality as an HST Machine; all processes, methods and secrets in the manufacture and calibration of HST Machines, and any future model or generation or separation or extraction machine or process having the same functionality as an HST Machine; and improvements, modifications and upgrades thereto; and next generation models of HST and any future model or generation or separation or extraction machine or process having the same functionality as an HST Machine, whether called that name or some other name and whether or not covered by existing patents or subject to new patent or other intellectual property protection. EPO Patent Pending Number 05425221.8 (April 15, 2005) for the HST and the EPO patent application are fully described in Exhibit A.

1.4 "Assignment" means conveyance and transfer of all right, title and interest in the HST.

1.5 "MT Machine" shall mean a multitask HST Machine that is capable of processing numerous materials, which Dexion has all the rights to acquire the ownership and possession of , in a leased facility on the premises of "Azienda Agricola Mariano Mazzotti società semplice di Roberto Lobietti e C." in San Giuseppe di Comacchio, Ferrara, Italy.

ARTICLE 2: DEXION'S ASSIGNMENT OF HST RIGHTS TO BIOTEX

2.1 License and Assignment. DEXION hereby transfers, conveys and assigns to BIOTEX the rights of DEXION in the Technology acquired by DEXION pursuant to Purchase, Licensing and Marketing Agreement dated December 16, 2005 between DEXION and TELYTON ("DEXION-TELYTON Agreement") attached as Exhibit B and incorporated by reference herein. BIOTEX accepts such assignment from DEXION. DEXION conveys to BIOTEX all warranties from TELYTON, including TELYTON's warranty that the HST and HST Machines do not infringe any third-party intellectual property, and that TELYTON is entitled to make, to have made, to use, to offer for sale or to sell the HST and HST Machines first to DEXION and now, following this assignment, to BIOTEX. BIOTEX licenses the HST to DEXION only to the extent required for the performance of this Agreement. Under no circumstances shall DEXION sublicense the license provided to DEXION by BIOTEX under this Agreement unless DEXION receives BIOTEX's express written permission in advance. Any contractor selected by the BIOTEX, in consultation with TELYTON, to fabricate, to manufacture, to assemble, to calibrate, to operate and/or to test HST Machines shall first receive a license

of the HST from BIOTEX. During the performance of this Agreement, DEXION shall not sell, lease or otherwise employ any HST Machine to or for any party other than BIOTEX and its designees. BIOTEX hereby adopts, ratifies and confirms both DEXION's sublicense of the HST to TELYTON for the performance of this Agreement, and DEXION's grant of the right to TELYTON to retain the right to produce "Active Principle" for the cosmetic and pharmaceutical industries that TELYTON derives from feedstocks. For purposes of this Agreement, Active Principle shall be defined as "the active molecules of all medicinal and pharmaceutical products".

2.2 Cooperation by DEXION with BIOTEX. DEXION shall cooperate fully with BIOTEX as BIOTEX and TELYTON perform the DEXION-TELYTON Agreement assigned from DEXION to BIOTEX by this Agreement.

2.3 DEXION's Provision of Information to BIOTEX. DEXION agrees to provide BIOTEX with any and all information relating to TELYTON and the assigned HST and MT Machine that DEXION may possess or have access to now or at any time in the future.

2.4 Protection of Intellectual Property. DEXION's cooperation with BIOTEX shall apply expressly to the protection of all intellectual property in the HST. DEXION represents that TELYTON has paid the cost of preparing and filing the Patent Pending application for the HST. BIOTEX will be responsible for the cost of maintaining the Patent Pending, and preparing and filing any other HST IP protective applications and will be responsible for the cost of maintaining such applications.

ARTICLE 3: COMPENSATION OF DEXION AND TELYTON BY BIOTEX

3.1 Purchase of MT Machine; Compensation to DEXION. Upon execution of this Agreement, the Five Hundred Thousand United States Dollars (US$500,000) shall be deposited in escrow with a mutually accepted solicitor or professional trustee account of DEXION and BIOTEX along with Five Million Eight Hundred Thousand shares (5,800,000) of common stock of BioTex Holdings, Inc. or a publicly traded successor corporation ("Shares"). BIOTEX shall authorize that the Five Hundred Thousand United States Dollars (US$500,000) to be paid to TELYTON under the following payment terms:

(a) receipt by BIOTEX of satisfactory evidence to BIOTEX that DEXION owns the HST and that title is being transferred to BIOTEX;

(b) the determination by BIOTEX that the HST is feasible for BIOTEX's intended uses as determined by BIOTEX in the three feasibility tests on the MT Machine and BIOTEX's other due diligence; and

(c) escrow by TELYTON of the HST with the escrow agent.

When BIOTEX authorizes the release of the Five Hundred Thousand United States Dollars (US$500,000) from escrow by DEXION and the escrow agent to TELYTON, BIOTEX shall authorize the escrow agent to release Four Million Five Hundred Thousand Shares (4,500,000) to DEXION as the sole and exclusive consideration from BIOTEX to DEXION for this Assignment. The Shares shall be restricted in accordance with Rule 144 implementing the Securities Act of 1933 as promulgated under the rules of the United States Securities and Exchange Commission ("SEC"). DEXION's rights under such Shares shall be as delineated by the Right of First Refusal Agreement executed by DEXION along with this Agreement. BIOTEX alone will establish, govern and manage the corporate organization that would engage in any commercialization of the HST.

3.2 Machine Purchase/Consulting Fee. If testing and due diligence are completed to BIOTEX's satisfaction in its sole discretion, then BIOTEX will assume any responsibility of DEXION under the DEXION-TELYTON Agreement in relation to Machine purchase and consulting fee payment to TELYTON.

3.3 Final Payment for HST; Further Payments to TELYTON. BIOTEX will make the following payment to TELYTON on or before December 31, 2006 so long as (i) testing and due diligence are completed to BIOTEX's satisfaction in its sole discretion, (ii) DEXION and TELYTON shall not be in material breach of this Agreement, and (iii) neither TELYTON nor DEXION shall be in material breach of their agreement. BIOTEX will pay or transfer to TELYTON the following at or immediately upon Closing:

(a) Certified wire transfer of Two-and-a-Half Million United States Dollars (US$2.5 million);

(b) BIOTEX will authorize the escrow agent to release to TELYTON the remaining One Million Three Hundred Thousand (1,300,000) Shares of the Five Million Eight Hundred Thousand (5,800,000) Shares initially deposited with the escrow agent, of which the remaining Four Million Five Hundred Thousand (4,500,000) Shares would have been paid to DEXION pursuant to Article 3.1 upon receipt of authorization from TELYTON for the release of the escrow of the HST pursuant to Article 2.2. The Shares shall be restricted in accordance with Rule 144 implementing the Securities Act of 1933 as promulgated under SEC rules.

After closing, BIOTEX will be responsible for any remaining payments to TELYTON pursuant to the DEXION-TELYTON Agreement.

ARTICLE 4: ASSIGNMENT

4.1 Assignment by TELYTON. DEXION shall cooperate fully with BIOTEX to ensure that TELYTON shall not assign its obligations under the DEXION-TELYTON Agreement between without prior permission in writing from BIOTEX. Sale or change of control of TELYTON shall be considered an assignment for purposes of this Agreement. BIOTEX acknowledges that TELYTON may assign its right to receive payment upon written notice to DEXION and written acknowledgment by DEXION, so long as DEXION shall have all claims and defenses in relation to any assignee that DEXION would have in relation to TELYTON. TELYTON's assignment for tax or estate planning purposes shall not be considered a change of control, and DEXION and BIOTEX may not unreasonably withhold consent to such an assignment, so long as the assignee and TELYTON shall obtain a contractual commitment acceptable to BIOTEX for TELYTON, DEXION and the assignee to perform and/or personally to support performance of this Agreement notwithstanding TELYTON's assignment. If a sale or change of control of TELYTON is sought by TELYTON or any third party other than for tax or estate planning purposes, then BIOTEX shall have DEXION'S right of first refusal to purchase TELYTON'S interest at the offering price of the third party.

4.2 Assignment by DEXION. DEXION shall not assign its obligations under this Agreement without prior permission in writing from BIOTEX. Sale or change of control of DEXION shall be considered an assignment for purposes of this Agreement. DEXION may assign its right to receive payment upon written notice to BIOTEX and written acknowledgment by BIOTEX, so long as BIOTEX shall have all claims and defenses in relation to any assignee that BIOTEX would have in relation to DEXION. DEXION's assignment under this Agreement for tax or estate planning purposes shall not be considered a change of control, and BIOTEX shall not unreasonably withhold consent to such an assignment, so long as the assignee and BIOTEX shall obtain a contractual commitment acceptable to BIOTEX for TELYTON and DEXION to perform and/or personally to support performance of this Agreement notwithstanding DEXION's assignment, and so long as the assignee shall be subject to the Right of First Refusal Agreement executed by DEXION along with this Agreement. If a sale or change of control of DEXION is sought by DEXION or any third party other than for tax or estate planning purposes, then BIOTEX shall have the right of first refusal at the offering price of the third party.

4.3 Assignment by BIOTEX. BIOTEX may assign its rights under this Agreement upon written notice to DEXION, but DEXION shall have all claims and defenses in relation to any assignee that DEXION would have in relation to BIOTEX. Upon assignment by BIOTEX, the assignee shall assume all rights and responsibilities of BIOTEX under this Agreement, and BIOTEX shall have no further responsibilities under this Agreement other than providing written notice to DEXION, making payments to which DEXION is entitled at the time of the assignment, and taking all acts necessary to effectuate the assignment.

ARTICLE 5: DEXION'S WARRANTIES AND REPRESENTATIONS

DEXION represents and warrants that:

(a) TELYTON was assigned a patent application that was filed and was designated Patent Pending number 05425221.8 by the European Patent Office on April 15, 2005 (the "Patent Pending");

(b) It is conveying and has been conveyed by TELYTON and now owns all rights to acquire the right, title and interest in the HST so that BIOTEX may apply for and be issued patents by all authorized government offices issuing patents, including but not limited to EPO Patent Pending Number 05425221.8 as indicated;

(c) It is conveying and has been conveyed by TELYTON and now owns all rights to acquire the IP relating to the HST stated in Exhibit A, which includes EPO Patent Pending Number 05425221.8, all patents, trademarks, service marks, trade names, copyrights, trade secrets, embedded codes and software common law rights, know-how and all rights, title, interest in the HST in Exhibit A, as well as all processes, methods and secrets in the manufacture and calibration of the HST and improvements and modifications thereto.

(c) It possesses and can exercise the unencumbered right to enter into this Agreement;

(d) It is not aware of any third party using, selling or licensing the HST;

(e) It is not aware of any third-party patent that might be infringed by the manufacture, use, offering for sale, sale, licensing or rental of a product embodying the HST;

(f) It is not aware that any claim of infringement by any third-party patent or other intellectual property has been threatened or asserted;

(g) It has the exclusive right under the DEXION-TELYTON Agreement to all improvements and upgrades of the HST and next generation models of HST Machines, whether called that name or some other name and whether or not covered by existing patents or subject to new patent or other intellectual property protection;

(h) It has not entered into and shall not enter into an agreement with a third party under the DEXION-TELYTON Agreement which would authorize that third party to make, have made, use, offer to sell, sell, license, rent, or distribute HST products embodying the Technology and any HST improvements;

(i) DEXION has not disclosed and will not disclose to any party other than BIOTEX the HST, including, but not limited to, any information regarding the manufacture, calibration or use of the HST, and further acknowledges that any such disclosure would cause BIOTEX irreparable harm;

(j) It will cooperate fully in the performance of this Agreement;

(k) DEXION shall cooperate fully with BIOTEX to obtain from TELYTON and make available to BIOTEX all appropriate information on procedures for the safe and proper operation, cleaning, maintenance and repair of the Machines;

(l) This Agreement is fully enforceable against DEXION under applicable law selected by the parties to this Agreement; and DEXION shall comply fully with this Agreement, even if not enforceable against DEXION under applicable law, or DEXION will pay BIOTEX's damages from DEXION's failure to comply,

(m) The DEXION-TELYTON Agreement is effective and binding on TELYTON and DEXION, and that DEXION is fully authorized by its agreement with TELYTON to enter into this Agreement with BIOTEX;

(n) Neither DEXION and TELYTON are in material breach of their agreement;

(o) DEXION has not in any way impaired the rights obtained by DEXION under the DEXION-TELYTON Agreement; and

(p) DEXION shall use its best efforts to obtain TELYTON's execution of a ratification of this Assignment in the form provided as Exhibit C.

ARTICLE 6: BIOTEX'S WARRANTIES AND REPRESENTATIONS

BIOTEX represents and warrants that:

(a) It is duly organized under applicable law;

(b) It is a corporation in good standing;

(c) It possesses the unencumbered right to enter into this Agreement;

(d) It can exercise the unencumbered right to enter into this Agreement;

(e) The undersigned individual is authorized to enter into this Agreement for BIOTEX;

(f) The undersigned individual is authorized to execute with his signature this Agreement for BIOTEX;

(g) It has entered into an agreement to obtain BIOTEX's consideration for this Agreement;

(h) Any shares transferred to DEXION as final payment following BIOTEX's successful conclusion of due diligence shall be fully paid and non-assessable;

(i) BIOTEX will assign this Agreement only to a company engaged in the materials processing business;

(j) This Agreement is entered into following consultation with legal counsel by both BIOTEX and DEXION; and

(k) It will cooperate fully in the performance of this Agreement.

ARTICLE 7: DEFAULT

7.1 Events of Default. Any one or more of the following shall constitute an Event of Default hereunder:

(a) A party to this Agreement fails to perform or to observe in any material respect any material term, covenant, condition or restriction of this Agreement, and such default shall continue for a period of sixty (60) days after notice in writing thereof is given;

(b) The inaccuracy in any material respect of any representation or warranty made by a party herein or in a document or certificate delivered pursuant hereto and such inaccuracy is not cured within sixty (60) days after notice in writing thereof is given; and

(c) A party to this Agreement, or assignee in accordance with the terms of this Agreement, ceases doing business in the normal course, becomes insolvent, fails generally to pay its debts as they become due, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its assets, invokes the provisions of bankruptcy, insolvency or similar laws or becomes subject to the provisions of bankruptcy, insolvency or similar laws, and any proceedings thereunder are not dismissed or stayed within forty-five (45) days of commencement.

7.2 Notice of Default. Each party to this Agreement shall give the other party hereto written notice of any alleged default of any term, condition, covenant or warranty (default) of this Agreement by the other party. Such written notice shall be given promptly after the party asserting default has actual or constructive notice of facts giving rise to a claim of default. If such prompt written notice is not tendered, all claims of default relating to or arising from the facts that give rise to the claim of default, and all damages resulting therefrom, shall be deemed waived. Upon receiving

notice of default, the recipient shall cure the default within sixty (60) days or, if the default is not capable of cure within sixty (60) days, shall state a reasonable time for cure of the default. If the recipient of the default notice does not believe that it is in default, the recipient shall so notify the sender of the default letter in writing within thirty (30) days and shall provide all supporting documentation to the sender of the notice. If the sender of the default notice does not accept the position of the recipient that the recipient is not in default, the sender shall so notify the recipient in writing within thirty (30) days and shall provide all supporting documentation to the sender of the notice. The parties shall then be subject to arbitration under Article 10.

ARTICLE 8: INDEMNIFICATION

8.1 Indemnification by DEXION. DEXION hereby agrees to defend, to indemnify and to hold harmless BIOTEX from and against any and all Claims and Losses of third persons arising from or related to injury to or death of any third person or loss of or damage to property of any third person caused by DEXION or its employees, agents, or contractors in connection with the performance or nonperformance of DEXION's obligations under this Agreement, except to the extent that any of such Losses are caused by the negligent or willful actions or inaction of BIOTEX, its agents, employees, successors and assigns or others for whom BIOTEX has legal responsibility for their actions. DEXION shall cooperate fully with BIOTEX to ensure that TELYTON defends, indemnifies and holds harmless BIOTEX from and against any and all Claims and Losses of third persons arising from or related to injury to or death of any third person or loss of or damage to property of any third person caused by TELTYON or its employees, agents, or contractors in connection with the performance or nonperformance of TELYTON's obligations under this Agreement, except to the extent that any of such Losses are caused by the negligent or willful actions or inaction of BIOTEX, its agents, employees, successors and assigns or others for whom BIOTEX has legal responsibility for their actions.

8.2 Indemnification by BIOTEX. BIOTEX hereby agrees to defend, to indemnify and to hold harmless DEXION from and against any and all Claims and Losses of third parties, resulting from or arising out of injury to or death of any third person or loss of or damage to property of third persons caused by BIOTEX or its employees or agents, in connection with the performance or nonperformance of BIOTEX's obligations under this Agreement, except to the extent that any of such Losses are caused by the negligent or willful actions or inaction of DEXION, its agents, employees, successors and assigns or others for whom DEXION has legal responsibility for their actions.

8.3 Indemnification Limitations and Procedures.

(a) Indemnification obligations of either party shall be net of any foreign, federal, state and/or local income tax benefits inuring to the Indemnified Party as a result of the events that entitled the Indemnified Party to recover from the Indemnifying Party.

(b) If any claim, liability, demand, assessment, action, suit or proceeding shall be asserted against a party to which such party proposes to demand indemnification or defense, the party demanding indemnification shall promptly notify in writing the party from whom indemnification is sought, provided that the failure to so notify the party from whom indemnification is sought shall not reduce or affect the obligations of the party from whom indemnification is sought, except to the extent that the party from whom indemnification is sought is materially prejudiced thereby. Any written notice delivered pursuant to this Section shall set forth with specificity the basis of the claim for indemnification or defense and an estimate of the amount thereof.

(c) Subject to rights of or duties to any insurer or other third person having liability therefor, the Indemnifying Party may, within thirty (30) days following receipt of a notice of a claim under this Section, assume the defense of any such Claim or Loss.

(d) In the event the party from whom indemnification is sought assumes the defense of such Claim or Loss:

(i) The party from whom indemnification is sought may engage, at its expense, counsel selected by the party from whom indemnification is sought and approved by the party seeking indemnification (which approval shall not be unreasonably withheld). The party seeking indemnification may engage separate counsel at its sole expense.

(ii) The party seeking indemnification shall cooperate and make available its representatives, all employees, information, books and records reasonably necessary or useful in connection with the defense to the party from whom indemnification is sought.

(iii) The party from whom indemnification is sought shall have the right to compromise or settle such Claim or Loss, provided that any such compromise or settlement must be approved by the party seeking indemnification (which approval shall not be unreasonably withheld).

(e) If the party from whom indemnification is sought does not elect to assume the defense of a Claim or Loss pursuant to this Article:

(i) The party seeking indemnification alone shall have the right to conduct such defense and to compromise or to settle the Claim or Loss without prior consent of the party from whom indemnification is sought.

(ii) If it is ultimately determined by a court of competent jurisdiction or arbitrator(s) under Article 12 that the Claim or Loss which forms the basis of such judgment or settlement is one that is validly an obligation of the party from whom indemnification is sought who, after notice, elected not to assume the defense, the party from whom indemnification is sought shall be bound by any such judgment or settlement as to the existence and amount of the claim, and the amount of such judgment or settlement shall be conclusively deemed to be a liability on account of which the other party is entitled to be indemnified pursuant to this Article.

ARTICLE 9: CONFIDENTIALITY AND PROPRIETARY RIGHTS

9.1 DEXION's and TELYTON's Confidential Information. BIOTEX agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any Confidential Information revealed to it by DEXION or TELYTON, except to operate any Machine purchased under this Agreement or to perform this Agreement. BIOTEX shall take every reasonable precaution to protect the confidentiality of Confidential Information. Upon request by BIOTEX, DEXION shall advise whether or not it considers any particular information or materials to be confidential, and shall cooperate with BIOTEX to determine whether or not TELYTON considers any particular information or materials to be confidential. BIOTEX shall not publish any technical description of the HST or HST Machines beyond the description published by TELYTON without TELYTON's approval, for which DEXION shall cooperate fully with BIOTEX to ensure that TELYTON's approval shall not be unreasonably withheld. In the event of termination of this Agreement, BIOTEX shall not use or disclose any Confidential Information of DEXION or TELYTON, and BIOTEX shall not reproduce, manufacture, have reproduced or have manufactured any computer software programs, devices, components or assemblies utilizing any of DEXION's or TELYTON's confidential information.

9.2 BIOTEX's Confidential Information. DEXION agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any Confidential Information revealed to it by BIOTEX, except as may be necessary to perform this Agreement. DEXION shall take every

reasonable precaution to protect the confidentiality of Confidential Information. Upon request by DEXION, BIOTEX shall advise whether or not it considers any particular information or materials to be confidential. In the event of termination of this Agreement, there shall be no use or disclosure by DEXION of any Confidential Information of BIOTEX, and DEXION shall not reproduce, manufacture, have reproduced or have manufactured any computer software programs, devices, components or assemblies utilizing any of BIOTEX's confidential information.

9.3 DEXION's and TELYTON's Proprietary Rights. If this Agreement is terminated or if BIOTEX shall default and fail to cure such default as determined in arbitration under Article 12, title in and to the HST, including patents, patents pending, trademarks, trade names, inventions, copyrights, know-how, trade secrets and other IP relating to the HST or HST Machines, shall revert to DEXION and/or TELYTON pursuant to the terms of the DEXION-TELYTON Agreement; and BIOTEX shall not remove, alter, cover or obfuscate any patent or copyright notices or other proprietary rights notices placed or embedded by DEXION and/or TELYTON on or in HST Machines or accompanying literature.

9.4 BIOTEX's Proprietary Rights. So long as this Agreement remains in effect, DEXION agrees that BIOTEX retains all right, title and interest in and to all HST, including patents, trademarks, trade names, inventions, copyrights, know-how, trade secrets other IP relating to the MST, and its configuration of BIOTEX's other technologies with HST Machines. In the event of a reversion of the HST to DEXION and/or TELYTON, BIOTEX shall retain a no-cost irrevocable license of the HST for any Machine purchased under this Agreement, but BIOTEX shall not own or claim any ownership of, beyond BIOTEX's of the HST to DEXION and/or TELYTON, BIOTEX shall retain a no-cost irrevocable license, the HST.

9.5 Irreparable Injury. The parties acknowledge that disclosure of Confidential Information by either party would cause the other party irreparable injury.

ARTICLE 10: ARBITRATION

10.1 Arbitration.

(a) The parties acknowledge that they will use their best efforts to resolve any differences between themselves before resort to a third-party tribunal. The parties further acknowledge that the complexity of the HST, Machines and all incorporated intellectual property and this Agreement makes any dispute regarding this Agreement unsuitable for resolution before a court of general jurisdiction, and that resolution of any dispute regarding this Agreement or its performance should be resolved by a specialized

commercial tribunal and a selected of decision-makers with specialized expertise that relates to the subject of this Agreement.

(b) If at any time an issue shall arise between the Parties related to this Agreement upon which the parties cannot agree, such question or controversy ("Dispute") shall be finally settled by arbitration in accordance with the commercial arbitration rules ("Arbitration Rules") of the International Chamber of Commerce ("ICC"), as modified by the provisions of this Article. The arbitration process shall be commenced by the initiating party giving written notice of its intention to arbitrate ("Demand") to the other party and the ICC, and shall be held in the English language in London, England, U.K. DEXION shall cooperate fully with BIOTEX in any arbitration against TELYTON, notwithstanding the fact that DEXION may be in compliance with this Agreement, and DEXION shall be a co-petitioner in an arbitration case against TELYTON if BIOTEX shall so request in writing to DEXION.

10.2 Designation of Arbitrator. One (1) arbitrator or three (3) arbitrators, designated by the parties as follows, shall decide the Dispute. If the parties are able to agree upon a single arbitrator within twenty (20) days after the receiving party has received the Demand, the Dispute shall be submitted to said single arbitrator. If the parties are unable to so agree upon a single arbitrator within such period, the Dispute shall be submitted to three (3) arbitrators, chosen as follows. Each party shall designate an arbitrator from a list of approved ICC arbitrators and notify the other of its choice within thirty (30) days after the receiving Party has received the Demand. If either party does not so designate within such thirty (30) days, the ICC shall promptly select an arbitrator for the party in question within ten (10) days after the expiration of such thirty (30)-day period. The two (2) arbitrators so chosen shall select a third arbitrator within ten (10) days after both are appointed. If the two (2) arbitrators so chosen shall be unable to agree upon a third arbitrator within such ten (10)-day period, the third arbitrator shall be chosen in accordance with the Arbitration Rules.

10.3 Discovery. The parties shall, before the hearing, make discovery and disclosure of all materials relevant to the subject matter of the Dispute to the extent such materials would be subject to discovery in a proceeding before a United States district court in the State of New York, U.S.A., as conclusively determined by the arbitrator(s), which discovery and disclosure shall be completed within a sixty (60)-day period. The hearing shall not be held any later than sixty (60) days after the discovery and disclosure have been completed.

10.4 Hearing and Decision. The arbitrator(s) shall, with reasonable diligence, render a final decision with respect to the Dispute as disclosed in the Demand and the answering statement, if any, filed by the other party. The arbitrator(s) shall give the parties reasonable notice of the time and place (of which the arbitrator(s) shall be the judge) for hearing evidence and argument. At the

hearing, each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party. Witnesses shall testify under oath, if permissible. A written transcript of the hearing shall be made and furnished to the parties, and each party may submit, within thirty (30) days after the close of the hearing, a written brief setting forth the party's position. The decision shall be rendered within ninety (90) days after the commencement of the hearing, unless the arbitrator(s) find it necessary to extend this period to hear the dispute or reasonably render a decision.

10.5 Arbitration Procedures. In reaching a decision, the arbitrator(s) shall decide in accordance with the terms of this Agreement; and nothing herein contained shall be deemed to give the arbitrator(s) any authority, power or right to change, modify, add to or subtract from any of the provisions of this Agreement. If the answer to the Dispute is not found within the terms of this Agreement or involves an interpretation thereof, the arbitrator(s) shall determine the Dispute in accordance with the substantive laws of the State of New York, U.S.A. If three (3) arbitrators hear the Dispute, the decision of a majority of the arbitrators shall govern. The award of the arbitrator(s), which shall be in writing and state the reasons upon which the award is based, shall be final and binding upon the Parties, who shall forthwith comply therewith after receipt. Judgment may be entered thereon in any court having jurisdiction. Until the award is issued, performance under this Agreement shall continue in the manner and form existing prior to the Dispute but subject to adjustment as a result of the award.

10.6 Costs. The Parties shall pay the compensation and all other costs and expenses of a single arbitrator in equal shares. If three (3) arbitrators hear the Dispute, each Party shall pay the Costs of the arbitrator appointed on its behalf, and the Parties shall pay the Costs of the additional arbitrator in equal shares. Each Party shall bear the Costs of its own counsel, witnesses and exhibits. The Parties will pay the administrative fee of the ICC in equal shares.

10.7 Defense to Action Other Than in Aid of Arbitration. The provisions of this Article shall be a complete defense to any suit, action or proceeding instituted in any foreign, federal, state or local court or before any administrative tribunal with respect to any Dispute arising with regard to this Agreement, except that either party may bring an action for the limited purposes of: (a) enforcing compliance with this Article; (b) enjoining breach or default under this Agreement, by disclosure of Confidential Information or other action, pending arbitration; and/or (c) enforcing an arbitral decision.

ARTICLE 11: COMPLIANCE

The parties acknowledge and agree that TELYTON is the exclusive owner and operator of TELYTON's facilities. Nothing in this Agreement is intended or should be construed as indicating that BIOTEX or DEXION has the ability

to control TELYTON's facilities. Although the storage location in Comacchio, Italy for BIOTEX's MT Machine and the R&D Centre shall be directed by BIOTEX in close consultation with TELYTON, DEXION nonetheless shall cooperate fully with BIOTEX to ensure that TELYTON shall be solely responsible for compliance of TELYTON's facilities. Upon BIOTEX's acquisition of the MT Machine, TELYTON and BIOTEX shall be jointly responsible for the compliance of the MT Machine; and upon completion of due diligence to BIOTEX's satisfaction, BIOTEX and TELYTON shall be jointly responsible for compliance of the R&D Centre with all applicable environmental laws, export laws, and other laws, rules, regulations, governmental approvals, and governmental requirements applicable to the manufacture, storage, transportation, operation, feedstock processing and delivery of the HST Machines. BIOTEX recognizes TELYTON's joint management authority over the MT Machine and its location in Comacchio, Italy and the R&D Centre to the full extent necessary to ensure compliance. In no event shall either party be responsible for any action by the other party that may take the MT Machine or the R&D Centre out of compliance. DEXION shall cooperate fully with BIOTEX to ensure that TELYTON discharges all of its compliance responsibilities.

ARTICLE 12: MISCELLANEOUS

12.1 Independent Contractor. BIOTEX's relationship to DEXION and TELYTON shall be that of an independent contractor, and nothing in this Agreement shall be construed to constitute TELYTON, DEXION or any of their employees or officers as an employee, agent, joint venturer or partner of BIOTEX.

12.2 Reservation of Rights. Either party's waiver of any of its remedies due to a breach by the other party shall be without prejudice and shall not operate to waive any other remedies which it shall have available to it, nor shall such waiver operate to waive its rights to any remedies due to a future breach, whether of a like or different character.

12.3 Headings and Construction. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. To the extent the context requires, the singular shall include the plural and the plural shall include the singular. All dollar amounts listed herein shall be considered to be references to U.S. dollars.

12.4 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., with the exception of any contrary law or precedent governing the choice of law.

12.5 Severability. In the event that any provision of this Agreement shall be found to be void or unenforceable, such finding shall not be construed to

render any other provision of this Agreement either void or unenforceable, and all other provisions shall remain in full force and effect unless the provisions which are invalid or unenforceable shall materially affect the rights or obligations granted to or undertaken by either party hereunder.

12.6 Notices. Any notices required or permitted to be given under the terms of this Agreement shall be in writing and sent to the following addresses by: (a) certified or registered United States Mail, return receipt requested, postage prepaid *or* (b) Federal Express, DHL or comparable overnight or next business day courier service, *and* (c) facsimile. Notices shall be deemed given only upon receipt at the following addresses:

To: BioTex Corporation
1400 Cypress Creek Road
Ft. Lauderdale, FL 33309

To: Dexion International Limited
Mr. B. Appanah
4th Floor Discovery House
St. Jean Road Quatre Barnes, Mauritius

12.7 Waiver. Any failure of either party to comply with any of its obligations or agreements herein contained may be waived only in writing by the other party.

12.8 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to any successor or assign permissible under this Agreement. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective permitted successor or assign any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.10 Entire Agreement/*In Pari Materia*. This Agreement represents the complete and exclusive statement of the parties with respect to its subject matter. All prior understandings, agreements and discussions with respect hereto are merged into and superseded by this Agreement. No amendment, modification or waiver of any provision of this Agreement, and no understanding, course of dealing or usage of trade purporting to modify this Agreement, shall be effective unless it is in writing and signed by both parties and specifically states an intention to modify and to amend this Agreement. No modification or amendment shall be effected by the acknowledgment or acceptance of purchase orders, shipping instructions, or other forms containing terms at variance with or in addition to those set forth herein. The parties acknowledge that the DEXION-TELYTON Agreement and the Right of First Refusal Agreement are companion agreements to this Agreement and the documents shall be

construed consistently to the maximum extent feasible based on the language of the agreements and circumstances.

12.11 Further Assurances. Each party hereto agrees to execute such other and further documents reasonably requested by any party hereto to carry out any term of this Agreement.

12.12 Set-Off. Either party may set off the amount of any arbitral award in its favor against any amount that that party may owe to the other party.

12.13 Construction. DEXION and BIOTEX participated equally in the drafting and preparation of this Agreement, and both parties were represented by counsel. The parties agree that in no event shall any language of this Agreement be construed for or against any party hereto, or in any particular manner, on the basis that any party hereto drafted any or all of the language of this Agreement.

12.14 Force Majeure. The parties shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by war, acts of public enemies, strikes or other labor disturbances, fires, floods, acts of God, or any cause of like or different kind beyond the control of the parties.

12.15 Fax Originals. Facsimile signatures by the parties shall have the same force and effect as original signatures for all purposes hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

BioTex Corporation

By: ______________________

Dexion International Limited

By: ______________________